Exhibit 99.2

Source of Funds1
Cash	$147,701.97
Accounts Receivable	88,068.40

		$235,770.37

Less:
Chapter 7 Trustee Fee2	$15,038.52
Chapter 7 Administrative Expenses3	$5,000.00
Chapter 11 Administrative Expenses4	$62,000.00
Total Chapter 7 Deductions		$82,038.52

Less Priority Tax Claims		$3,850.92
Total Potentially Available to Unsecured Creditors		$149,880.93	$61,812.53

Chapter 7 Dividend to Unsecured Creditors if AR collected and before costs of collection.		31.96%	the denom is the total uns debt

1. All values are liquidation values. The amount reflected for Accounts Receivable is the amount DSI believes is owed but is not the amount that may necessarily be collected.

2. Chapter 7 Trustee Fees are calculated in accordance with Section 326 of the Bankruptcy Code, which provides:  In a case under chapter 7 or 11, the court may allow reasonable compensation ... of the trustee for the trustee's services, payable after the trustee renders such services, not to exceed 25 percent on the first $5,000.00 or less, 10 percent on any amount in excess of $5,000.00 but not in excess of $50,000, 5 percent on any amount in excess of $50,000 but not in excess of $1,000,000, and reasonable compensation not to exceed 3 percent of such moneys in excess of $1,000,000 upon all moneys disbursed or turned over in the case by the trustee to parties in interest, excluding the debtor, but including holders of secured claims.

3.  Chapter 7 Administrative Costs are difficult to quantify as they vary based on whether the Trustee employs professionals, which could include attorneys, accountants, appraisers and liquidators.  Therefore, the $5,000.00 value is arbitrary and for use in this analysis only.

4. The Chapter 11 Administrative Costs include unpaid United States Trustee Quarterly Fees, unpaid attorneys fees and any other expenses arising during the course of the Chapter 11 Proceedings for which payment was not tendered.  As the full extent of these expenses is not known at this time the value provided is based on the amounts currently known as owing with a premium added to provide for additional expenses that continue to accrue.